Exhibit 10.3

Summary of the principal terms of the contract for state-owned construction land use right assignment between Wuxi Bureau of Land and Resource and Finisar Optical
Communications Technology (Wuxi) Co., Ltd.
(Original document in Chinese)

Beginning on March 15, 2012, Finisar Optical Communications Technology (Wuxi) Co., Ltd., as Assignee, entered into a contract for state-owned construction land use right assignment with the Wuxi Bureau of Land and Resource, as Assignor, regarding property located at South of Wudu Road and East of Hong Ming Company, Wuxi, Jiangsu, People's Republic of China. The initial term of the agreement is for 50 years, starting on March 15, 2012. The agreement allows Assignee to make application to the Assignor to renew or extend the agreement not less than one year prior to the expiration of the initial term. The total assigned space is 49,952 square meters. Assignee paid a one time assignment fee of CNY 37,364,300.

The ownership of the assigned land belongs to the People's Republic of China. Assignee has rights of occupancy, use, earnings and disposal in accordance with laws and shall be entitled to construct buildings, structures and their auxiliary facilities by making use of the land.

The Agreement also contains provisions covering transfer, ease and mortgage of the State-Owned Construction Land Use Right, expiration of use duration, force majeure, liabilities for breach of the contract, governing laws, and dispute resolution.